IMMEDIATE RELEASE	May 1, 2006
CONTACTS:
Brent Larson,	Tim Ryan,
Vice President / CFO	The Trout Group
614 793 7500	212 477 9007

NEOPROBE ANNOUNCES FIRST QUARTER RESULTS
First Quarter Revenues Increase 22% Over Prior Year
Business Update Provided and Conference Call Scheduled

DUBLIN, OHIO - May 1, 2006 -- Neoprobe Corporation (OTCBB:NEOP - News), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced consolidated results for the first quarter of 2006. First quarter 2006 revenues were $1.8 million compared to $1.5 million for the first quarter of 2005. In addition, Neoprobe reported a net loss of $928,000 or $0.02 per share for the quarter compared to a loss of $1.0 million or $0.02 per share for the comparable period in 2005. Operating expenses increased to $1.7 million for the first quarter of 2006 from $1.5 million for the first quarter of 2005. The net loss for the first quarter of 2006 included $370,000 in non-cash charges compared to total non-cash charges of $454,000 for the first quarter of 2005. Non-cash charges for both periods consisted primarily of the amortization of warrant and debt-issuance costs related to the financing that was completed in December 2004 in addition to depreciation and amortization of fixed and intangible assets. In addition, the first quarter of 2006 included a non-cash charge of $79,000 related to stock-based compensation expenses as required with the adoption of Statement of Financial Accounting Standards No. 123R “Share Based Payment”. Comparative net income and net loss figures for 2005 and prior periods do not include similar charges.

Brent Larson, Neoprobe’s Vice President, Finance and CFO, said, “Our first quarter 2006 device revenue improved compared to the first quarter of 2005 due to continued strong gamma device prices and unit volumes. As expected, our blood flow device sales also improved to $214,000 for the first quarter of 2006 as compared to $70,000 in the first quarter of 2005. We continue to expect that blood flow device revenue for 2006 will exceed 2005 by a significant percentage. The improvement in gamma device sales volumes coupled with the contribution from blood flow device sales contributed to a gross margin of 59% as compared to 62% in the prior year.”

David Bupp, Neoprobe’s President and CEO, said, “The increase in operating expenses during the quarter was primarily due to drug manufacturing validation and production activities associated with Lymphoseek™ and is a consequence of the progress we are making on the development of this important drug. We have completed our responses to FDA for information regarding preclinical toxicity and chemistry, manufacturing and control (CMC) development and validation of the drug. We have formally requested that FDA authorize the commencement of the multi-center clinical study. In anticipation of a favorable response from FDA, the institutional review board process is also well underway at each of the five pre-eminent sites that have agreed to participate in the expanded Phase 2 trial. The clinical sites that will be involved in the study include University of California, San Francisco, The John Wayne Cancer Center, Case Western Reserve University Hospital Cleveland, University of Louisville and M. D. Anderson. We expect to announce the commencement of patient enrollment in the Phase 2 trial shortly after the necessary clearance has been received from FDA and the institutional clearances have been received.”

“In addition to the activities associated with the development of Lymphoseek, Neoprobe continues to complete activities associated with RIGScan® CR and the activated cellular therapy technology associated with Cira Biosciences, Inc.,” Bupp continued. “Regarding RIGScan, our discussions with potential development partners are continuing and we have completed the first of a series of regulatory submissions to FDA.”

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NEOPROBE CORPORATION
ADD - 2

Year-to-date development milestones:
•	Received renewal of gamma device distribution agreement with Ethicon Endo-Surgery through December 2008
•	Completed Lymphoseek regulatory submission of CMC response
•	Sought FDA clearance to commence patient enrollment in Phase 2 clinical study
•	Received first commercial production of Quantix® devices from U.S. based contract manufacturer
•	Reviewed Phase 2 Lymphoseek protocol and clinical program with clinical investigators at Society of Surgical Oncology meeting
•	Completed Investigational New Drug amendment submission for RIGScan CR

Neoprobe’s President and CEO, David Bupp, and Vice President and CFO, Brent Larson, will provide a business update and discuss the company’s first quarter 2006 results via a conference call scheduled for 11:00 AM ET, Tuesday, May 2, 2006.

The conference call can be accessed live as follows:
•	U.S. Toll Free Dial-In number: 1-877-407-9210
•	International Dial-In number 1- 201-689-8049

A replay of the conference call will be available for 7 days following the call. The replay dial-in number for the U.S. is 1-877-660-6853 and the dial-in number for international callers is 1-201-612-7415. To access the call, enter the Account number (286) and the Conference ID (201097).

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek™ and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

COLUMBUS/1299391 v.01
Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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NEOPROBE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006	2005
	(unaudited)
Assets:

Cash and cash equivalents	$5,658,771	$4,940,946
Available-for-sale securities	54,853	1,529,259
Other current assets	1,819,070	1,978,268
Intangible assets, net	2,041,729	2,098,910
Other non-current assets	965,586	1,023,058

Total assets	$10,540,009	$11,570,441

Liabilities and stockholders' equity:

Current liabilities	$1,173,372	$1,501,683
Notes payable, net of discounts	6,109,997	5,973,853
Other liabilities	63,756	78,109
Stockholders' equity	3,192,884	4,016,796

Total liabilities and stockholders' equity	$10,540,009	$11,570,441

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended
	March 31,	March 31,
	2006	2005
	(unaudited)	(unaudited)

Net sales	$1,787,918	$1,465,887
Cost of goods sold	737,220	563,323
Gross profit	1,050,698	902,564

Operating expenses:
Research and development	834,183	638,445
Selling, general and administrative	852,483	836,115
Total operating expenses	1,686,666	1,474,560

Loss from operations	(635,968)	(571,996)

Interest expense	(356,534)	(327,573)
Increase in warrant liability	-	(142,427)
Other income, net	64,900	39,225

Net loss	$(927,602)	$(1,002,771)

Loss per common share:
Basic	$(0.02)	$(0.02)
Diluted	$(0.02)	$(0.02)

Weighted average shares outstanding:
Basic	58,510,944	58,317,098
Diluted	58,510,944	58,317,098